EXHIBIT 99.5
OPINION RE TAX MATTERS

SWAIN LAW OFFICE, P.C.
203 North Wabash, Suite 711
Chicago, Illinois 60601

Telephone (312) 621-1000
Facsimile (312) 621-1014

October 10, 2004

Supreme Hotel Properties, Inc.
P.O. Box 690578
Orlando, FL 32869

Re: Federal Income Tax Consequences of the Spin-Off of SUPREME HOTEL PROPERTIES, INC., Inc. from SUPREME REALTY INVESTMENTS, INC.

Gentlemen:

You have requested our opinion concerning federal income tax consequences of the consummation of the transactions contemplated by the spin-off of Supreme Hotel Properties, Inc., a Delaware corporation(“HotelCorp), from Supreme Realty Investments, Inc., a Nevada corporation ("Supreme"), and dated as of August 22, 2005 (the "The Plan").

Pursuant to the Plan, Supreme will spin-off HotelCorp, its wholly-owned subsidiary, by transferring substantially all of its assets and liabilities to HotelCorp and issuing shares of its common stock to the shareholders of Supreme, on a pro rata basis. Each of Supreme’s shareholders will receive 1.37 shares of HotelCorp for each share they owned on the Record Date of September 23, 2005.

We are issuing this opinion in connection with the description of United States federal income tax consequences of the Plan contained in the Prospectus included in the Registration Statement on Form S-11, as filed by HotelCorp with the Securities and Exchange Commission, to be filed on or about October 15, 2005 (the "Prospectus").

All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code"). We have acted as counsel to HotelCorp in connection with the Plan. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

1.	The Definitive Information Statement, Form 14C, filed by Supreme on October 7, 2005 ;
2.	Such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below.

In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon without any independent investigation or review thereof) that:

1.  All documents submitted to us are authentic originals, or if submitted as photocopies or facsimiles, faithfully reproduce the originals thereof;

2.  All such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms; and

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3.  All documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below, and that were given or dated earlier than the date of this letter, continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

Based upon and subject to the foregoing, we are of the opinion that the spin-off will, under current law, constitute reorganization under Section 368(a)(1)(D) of the Code and that each of HotelCorp, shareholders will not recognize any gain or loss as a result of the spin-off transaction and HotelCorp’s shareholders’ aggregate tax basis and respective holding periods are the same as they were prior to the spin-off.

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated there under, applicable published rulings and procedures of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to HotelCorp, Supreme and Supreme shareholders. In addition, as noted above, our opinion is based solely on the documents we have examined, the additional information we have obtained, and the representations that are being made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information are, or later become, inaccurate or if any of the representations made to us are, or later become, inaccurate.

Except as set forth above, we express no opinion as to the tax consequences, whether Federal, state, local or foreign, to any party of the Spin-off or of any transactions related to the Spin-off or contemplated by the Plan.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the references to our firm in connection with the description of United States federal income tax consequences of the Spin-off contained in the Prospectus. In consenting to such references to our firm, we have not certified any part of the Registration Statement, and such consent does not establish that we come within the categories of persons whose consent is required under section 7 of the Securities Act of 1933 or under the rules and regulations of the SEC issued hereunder.

Very Truly Yours.

/s/ John Swain, Jr. Esq.
Swain Law Office, P.C.

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